Exhibit 99.1

NEWS RELEASE

CSL06009	05/26/06

Carlisle Companies Announces Amendment to Rights Agreement

CHARLOTTE, NORTH CAROLINA, May 26, 2006… Carlisle Companies Incorporated (NYSE:CSL) announced that its Board of Directors recently approved an amendment to the Shareholders’ Rights Agreement, adopted on February 8, 1989. Under the Rights Agreement, each shareholder received one Preferred Stock Purchase Right for each share of common stock owned. Each Right entitles the holder to buy one one-thousandth of a share of Carlisle’s Series A Preferred Stock. As a result of the two-for-one stock splits in June, 1993 and January, 1997,  each share of common stock is now associated with one-quarter of a Right entitling the holder to purchase one four-thousandth of a share of such Preferred Stock. The Rights are exercisable only upon the occurrence of certain triggering events. The Rights are currently scheduled to expire on August 6, 2006.

The amendment resets the purchase price of a Right to reflect the increase in the price of the common stock since the adoption of the first amendment to the Rights Agreement, extends the term of the Rights Agreement until May 25, 2016 and effects certain technical changes to the Rights Agreement. Pursuant to the amendment, each one-quarter of a Right entitles the holder to buy one four-thousandth of a share of Series A Preferred Stock for $400. The amendment was not adopted in response to any current effort to acquire Carlisle and neither the Board nor management is aware of any effort to acquire Carlisle.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, and data transmission industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com